NR10-18	May 21, 2010

Karl Hanneman Joins International Tower Hill
as Livengood Project Manager

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE-A: THM, Frankfurt: IW9) is pleased to announce that Karl Hanneman has joined the Company as its Livengood Project Manager.  Reporting to the President and CEO, Mr. Hanneman will be responsible for management and technical direction of all activities related to permitting and development of the Livengood Project.  Mr. Hanneman, who has over 30 years of Alaska-based mining industry experience, most recently played a key role on the team that worked to resolve the permit issues at the Red Dog Mine, and previously held a lead role in the development and permitting of the Pogo Gold Mine, both in Alaska.

Jeff Pontius, President and CEO of ITH, stated, “The addition of Karl Hanneman to the ITH management team strengthens the Company’s ability to move the Livengood project forward towards a production decision.  Karl’s strong connection to the Alaska community, and his demonstrated success and wealth of experience in Alaska, will be extremely valuable to us in developing what we anticipate will be Alaska’s next major gold mine.”

Mr. Hanneman has spent the past 12 years working for Teck Resources Limited primarily focused on project development and permitting in Alaska.  From 1998 to 2004 he served as Alaska Regional Manager during the exploration, development, and permitting of the Pogo Gold Mine and most recently was Director, Corporate Affairs, serving as the senior corporate representative in Alaska for Teck, providing strategic guidance on governmental, regulatory, permitting, and community issues related to the Red Dog Mine.  Mr. Hanneman has led or participated in a number of industry and State of Alaska sponsored organizations, including: Alaska Minerals Commission, Council of Alaska Producers, Resource Development Council and the Alaska Miners Association.  Mr. Hanneman holds a BSc. (Honours) degree in Mining Engineering from the University of Alaska.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to the advanced multimillion ounce gold discovery at Livengood.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its key holdings, thereby giving its shareholders the maximum value for their investment.

On behalf of

INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for a production decision, or any subsequent production, at the Livengood project, business and financing plans and business trends, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Information Form filed with certain securities commissions in Canada and the Company’s annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.